Exhibit 10.53

Deed of Amendment

This Deed is made on February 19, 2024

Between:

(1)
Zimmer Asia (HK) Limited, a company incorporated in Hong Kong (registered number 52194097) (the "Company"); and
(2)
Yi Sang-Uk (the “Executive”).

Background:

(A)
The Company and the Executive have entered into a Change in Control Severance Agreement on June 15, 2020 (the "Agreement").
(B)
The Company and the Executive have agreed to amend the Agreement as set out in this deed.

Operative terms:

(A) Interpretation

Words and meanings defined in the Agreement have the same meaning in this deed unless otherwise specified or required by the context.

1.
Amendment

With effect from the date of this deed, clause 3.1 of the Agreement be deleted in its entirety and replaced with the following:

“Payment Triggers

In addition to the payments as set out in Section 2 above, but in lieu of any other severance compensation or benefits to which the Executive may otherwise be entitled under any plan, program, policy, or arrangement of the Company, the Company will pay the Executive the Severance Payments described in Section 3.2 upon termination of the Executive's employment following a Change in Control and during the term of this Agreement, unless the termination is (1) by the Company for Cause, (2) by reason of the Executive's death, or (3) by the Executive without Good Reason.

For purposes of this Section 3.1, the Executive's employment will be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if (1) the Executive's employment is terminated without Cause prior to a Change in Control at the direction of a Person who has entered into an agreement with the Ultimate Parent Company, the consummation of which will constitute a Change in Control; or (2) the Executive terminates his employment with Good Reason prior to a Change in Control (determined by treating a Potential Change in Control as a Change in Control in applying the definition of Good Reason), if the circumstance or event that constitutes Good Reason occurs at the direction of such a Person.

The Severance Payments described in this Section 3 are subject to the conditions stated in Section 4 below.

If and to the extent the Severance Payments were, at the time of their payment, to be deemed a golden parachute or similar arrangement that the Company is prohibited to pay under the laws of Hong Kong and has its registered office or the costs associated with the

Severance Payments could no longer be booked as expenditures in the Company's profit and loss statement (a "Parachute Payment") then, depending on whichever alternative produces the better net after-tax result for the Executive, the value of the Severance Payments will either:

i.
Be reduced in part or in their totality to the extent necessary so that the Severance Payments are not, at the time of their payment, deemed to be Parachute Payments. For this purpose, cash Severance Payments will be reduced first (if necessary, to zero), and all other, non-cash Severance Payments will be reduced next (if necessary, to zero). For purposes of the limitation described in the preceding sentence, the following will not be taken into account:
(2)
any portion of the Severance Payments the receipt or enjoyment of which the Executive effectively waived in writing prior to the Date of Termination, and
(3)
any portion of the Severance Payments that, in the opinion of the Company’s accounting firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the U.S. Internal Revenue Code of 1986, as amended, and its interpretive rules and regulations.

OR

ii. Be paid in full.

For the avoidance of doubt:

(b)
this Section 3.1 shall reduce the Severance Payments otherwise payable to the Executive only if doing so would place the Executive in a better net after-tax economic position as compared with not doing so (taking into the account any excise taxes payable in respect of such Severance Payments); and
(c)
any Severance Payments paid to the Executive under this Agreement shall be inclusive of any termination payment (including but not limited to statutory severance payment) which the Company is required to pay the Executive upon termination of his employment under applicable laws.”
2.
Agreement continues in full force and effect

The Agreement as amended by this deed continues in full force and effect in all respects.

3.
Entire agreement

This deed and the Agreement (as amended by this deed) contain the entire agreement and understanding of the parties and supersede all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this deed and the Agreement.

4.
Invalidity

If a provision of this deed is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this deed, but the validity or enforceability of the remaining provisions of this deed will not be affected.

5.
Counterparts

This deed may be entered into in any number of counterparts and any party may enter into this deed by executing any counterpart. A counterpart constitutes an original of this deed and all executed counterparts together have the same effect as if each party had executed the same document.

6.
Third party rights

Unless expressly provided to the contrary in this deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this deed.

7.
Governing law

This deed and any disputes relating to this deed, including those pertaining to or arising out of its interpretation, performance, amendment or enforcement, are governed by Hong Kong law and the parties submit to the non-exclusive jurisdiction of the Hong Kong courts and tribunals.

[Signature page to follow]

This document has been executed as a deed and is delivered on the date stated at the beginning of it.

EXECUTED and DELIVERED	)
as a deed by Zimmer Asia (HK) Limited	)	/s/ Sui, Chin Fung, Eric, Director
acting by two directors	)	Sui, Chin Fung, Eric, Director
)
	)	/s/ Sang-Uk Yi
Yi, Sang Uk, Director

SIGNED SEALED and DELIVERED	)
as a deed by Yi Sang Uk	)	/s/ Sang Uk Yi
Yi, Sang Uk

Witness: __/s/ Hin Yi Chan_________

Name: ___Hin Yi Chan____________